EXHIBIT 99.1

Gold Flora Mourns the Passing of Chairman Troy Datcher

Costa Mesa, CA – March 1, 2024 - Gold Flora Corporation, ("Gold Flora" or the "Company") (NEO:GRAM) today announced with great sadness the loss of Troy Datcher, Chairman of the Board, who passed away on February 26, 2024, following a brief hospitalization.

“Troy exhibited remarkable dedication in his mission to effect positive change and empower others to do the same,” said Laurie Holcomb, Chief Executive Officer of Gold Flora. “His vision for an industry based on diversity, equality, and community was an inspiration to all of us who benefited from the opportunity to work with him. He broke barriers as the first Black CEO of a major publicly traded cannabis company and strove to elevate others alongside himself. He will be missed by all of us who knew and worked with him, and we offer our sincerest condolences to his wife, daughter, and mother, as well as all his many friends and family.”

Mr. Datcher served as the Chief Executive Officer of The Parent Company from September 2021 until its merger with Gold Flora in July 2023, following which he continued in his role as Chairman of the Board. Prior to his time with The Parent Company, he served as an executive at The Clorox Company for twenty years, as well as three years with NASCAR.

Mr. Datcher’s seat on the Board of Directors will remain vacant through the remainder of the term.

The Company and the Gold Flora management team will miss Troy greatly, and join his family, friends, and many past colleagues in mourning this tremendous loss.

For more information on Gold Flora Corporation, visit: www.ir.goldflora.com.

Investor Contact:
ir@goldflora.com